Summer Infant, Inc. Reports Fourth Quarter and Full Year 2013 Results

Company Expects Improved Profitability on Slightly Lower Sales in 2014

WOONSOCKET, RI -- (Marketwired - March 11, 2014) - Summer Infant, Inc. ("Summer Infant" or the "Company") (NASDAQ: SUMR), a global developer and distributor of juvenile health, safety and wellness products, today announced financial results for the fourth quarter and year ended December 31, 2013.

Management Comments

"Revenues for the fourth quarter were in line with our preliminary results and, as expected, reflected slower-than-anticipated sales with a major retailer, product shipment delays and the planned exiting of two major licensing agreements," said Carol Bramson, President & Chief Executive Officer. "At the same time, as a result of our cost-reduction and margin improvement initiatives, our gross margin increased 110 basis points to 32.3% for the fourth quarter of 2013 from 31.2% a year ago."

"The past twelve months have been transformative for the Company. We have evolved into a much leaner organization with a strong management team and a focus on developing and selling higher-margin products that represent our own core brands. As a result, we believe that we have a stronger foundation for profitable growth. Our growth strategy is focused on leveraging four key strengths to drive top-line growth and improve profitability, including:

1. Superior Innovation. We are focused on leveraging our in-depth industry knowledge to drive innovation and deliver high-quality products.

2. Cultivating Relationships and Diversification. We are building on our strong relationships with suppliers, retail customers and end-users to increase our presence in stores and through e-commerce activities. In addition to our existing customers, we also are focused on growing our customer base with small- and mid-sized specialty retailers, as well as entering new geographic locations and channels.

3. Building Brands. Our marketing initiatives are focused on building our core Summer® and Born Free® brands, particularly among first-time prenatal moms.

4. Executing Operational Excellence. By improving our analytic and forecasting capabilities, product development process, and management of working capital and costs, we expect to deliver continued internal process improvement that should benefit our customers and our shareholders.

"We expect our bottom line in 2014 to improve over 2013 due to our focus on selling higher-margin products, as well as our restructuring and cost-reduction efforts," said Bramson. "Our bottom-line performance should improve sequentially as we proceed throughout the year. We sold more high-priced, low-margin products in 2013 that we will not have in 2014 because of the discontinuation of licensing agreements. As a result, we do not expect to see year-over-year sales growth until the back half of the year, and that sales for 2014 overall will be slightly down from last year. Overall, in 2014 we expect to be a smaller, but more profitable company."

Fourth-Quarter Results

Net revenues for the three months ended December 31, 2013 were $44.7 million compared with $58.5 million for the three months ended December 31, 2012.

Gross profit for the fourth quarter of 2013 was $14.4 million compared with $18.3 million in the fourth quarter of 2012. The decline in gross profit dollars is attributable to the decline in sales and the mix of products sold. Gross profit as a percentage of net sales was 32.3% for the fourth quarter of 2013 compared with 31.2% in the fourth quarter of 2012. The improvement was the result of a favorable mix of higher margin products.

Selling expenses were $4.8 million for the fourth quarter of 2013 compared with $7.3 million for the fourth quarter of 2012. The decrease was primarily attributable to lower sales and lower royalty costs due to the Company's strategy to discontinue certain licensing agreements.

The Company reported a net loss of $1.7 million, or $0.09 per share, in the fourth quarter of 2013, compared with a net loss of $1.5 million, or $0.09 per share, in the fourth quarter of 2012.

Adjusted EBITDA for the fourth quarter of 2013 was $0.9 million compared with $1.7 million in the fourth quarter of 2012. Adjusted EBITDA for the fourth quarter of 2013 includes $0.9 million in permitted add back charges compared with $0.6 million in the fourth quarter of 2012.

Adjusted EBITDA is a non-GAAP metric that excludes various items that are detailed in the financial tables and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. An explanation of these measures also is included under the heading below "Use of Non-GAAP Financial Information."

Full-Year Results

Net revenues for the twelve months ended December 31, 2013 were $208.2 million compared with $247.2 million for the twelve months ended December 31, 2012.

Gross profit for 2013 was $65.0 million compared with $79.8 million in 2012. Gross profit as a percentage of net sales was 31.2% for 2013 compared with 32.3% in 2012. The decline in gross profit dollars and gross margin percent is attributable to the decline in sales and the mix of products sold, as the Company had a higher amount of close-out and promotional sales in 2013 as a result of product SKU rationalization and activities relating to the discontinuation of certain licensing agreements.

Selling expenses were $20.8 million for 2013 compared with $29.0 million for 2012. The decrease was primarily attributable to the same reasons that drove the decline during the fourth quarter. General & Administrative expenses decreased 8.8% from $41.7 million for the year ended December 31, 2012 to $38.0 million for the year ended December 31, 2013. The decline in general and administrative expense dollars is attributable to cost reductions initiated in 2012 and in the first quarter of 2013.

The Company reported a net loss of $2.8 million, or $0.16 per share, for the twelve months ended December 31, 2013, compared with a net loss of $65.7 million, or $3.68 per share, including a $69.8 million goodwill and intangible impairment charge, in 2012.

Adjusted EBITDA for 2013 was $9.7 million, compared with $10.6 million in 2012. Adjusted EBITDA for 2013 includes $2.6 million in permitted add back charges compared with $0.6 million in 2012.

Balance Sheet Highlights

As of December 31, 2013, the Company had approximately $1.6 million of cash and $49.7 million of debt compared with $3.1 million of cash and $65.5 million of debt on December 31, 2012. This represents a $15.8 million reduction of debt from December 31, 2012.

Inventory at December 31, 2013 was $38.4 million compared with $49.8 million at December 31, 2012. The inventory reduction is the result of the Company's efforts to transition some category sales to direct import, improved inventory forecasting capabilities and a reduction in SKUs. Trade Receivables as of December 31, 2013 was $34.6 million compared with $45.3 million as of December 31, 2012. The accounts receivable reduction is the result of lower sales, but also improved payment terms with customers, and centralizing the collections function into Summer's corporate office. Accounts Payable and Accrued Expenses as of December 31, 2013 was $31.7 million, compared with $37.1 million as of December 31, 2012. The Company procures its inventory on credit terms and its current practice is to submit payments weekly. These working capital improvements reduced the Company's year-over-year investment in working capital by $16.8 million.

Conference Call Information

Summer Infant, Inc. will host a conference call today, Tuesday, March 11, 2014 at 5:00 p.m. Eastern Time, to discuss financial results. This live webcast can be accessed by visiting the "Investor Relations" section of the Company's website at www.summerinfant.com. Investors may also listen to the call via telephone by dialing (877) 407-5790 or (201) 689-8328. An archive of the webcast will be available on the Company's website for approximately one year.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a global designer, marketer, and distributor of branded juvenile health, safety and wellness products (for ages 0-3) which are sold principally to large North American and European retailers. The Company currently markets its products in several product categories such as monitors, safety, nursery, feeding, gear and furniture. Most products are sold under the core brand names of Summer® and Born Free®. Significant products include audio/video monitors, safety gates, bath tubs and bathers, durable bath products, bed rails, swaddling blankets, baby bottles, warming/sterilization systems, booster and potty seats, bouncers, travel accessories, high chairs, swings, car seats, strollers, and nursery furniture. Over the years, the Company has completed several acquisitions and added products such as cribs, swaddling, and feeding products. For more information about the Company, please visit www.summerinfant.com.

Use of Non-GAAP Financial Information

This release and the referenced webcast include presentations of non-GAAP financial measures, including Adjusted EBITDA, adjusted net income and adjusted earnings per share. Adjusted EBITDA means earnings before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and other items added back as detailed in the reconciliation table included in this release and (ii) adjusted net income and adjusted earnings per share mean net income excluding certain items as detailed in the reconciliation table included in this release. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. The Company believes that the presentation of these non-GAAP financial measures provide useful information to investors to better understand, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, and they indicate more clearly the ability of the Company's assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements, comply with the financial covenants of its loan agreements and otherwise meet its obligations as they become due. These non-GAAP measures should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as an indicator of financial performance or liquidity. The Company provides reconciliations of these non-GAAP measures in its press releases of historical performance. Because these measures are not determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. These statements are accompanied by words such as "anticipate," "expect," "project," "will," "believes," "estimate" and similar expressions, and include statements regarding the Company's expectations regarding (i) developing and selling higher-margin products, (ii) its strategy to drive top-line growth and improve profitability, (iii) its ability to grow its customer base and expand internationally, and (iv) its 2014 performance and profitability. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the concentration of the Company's business with retail customers; the ability of the Company to compete in its industry; the Company's ability to continue to control costs and expenses; the Company's dependence on key personnel; the Company's reliance on foreign suppliers; the Company's ability to develop, market and launch new products; the Company's ability to grow sales with existing and new customers; the Company's ability to meet required financial covenants under its loan agreements; and other risks as detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

                            Summer Infant, Inc.
             Consolidated Statements of Operations (unaudited)
        (amounts in thousands of US dollars, except per share data)

                                   Three Months Ended   Twelve Months Ended
                                      December 31,          December 31,
                                    2013       2012       2013       2012
                                  --------   --------   --------   --------

Net revenues                     $  44,738  $  58,513  $ 208,173  $ 247,227
Cost of goods sold                  30,307     40,257    143,166    167,455
Gross profit                        14,431     18,256     65,007     79,772
General & administrative
 expenses (including stock
 option expense)                     9,826      9,967     38,022     41,674
Selling expense                      4,785      7,270     20,839     29,009
Impairment of goodwill and
 intangibles                             -          -          -     69,796
Depreciation and amortization        1,364      1,838      6,280      7,566
                                  --------   --------   --------   --------
Operating loss                      (1,544)      (819)      (134)   (68,273)
Interest expense                      (871)    (1,591)    (3,999)    (4,148)
                                  --------   --------   --------   --------

Loss before taxes                $  (2,415) $  (2,410) $  (4,133) $ (72,421)
Benefit for income taxes              (737)      (885)    (1,318)    (6,768)
                                  --------   --------   --------   --------

  Net loss                       $  (1,678) $  (1,525) $  (2,815) $ (65,653)
                                  --------   --------   --------   --------

Loss per diluted share           $   (0.09) $   (0.09) $   (0.16) $   (3.68)

Shares used in fully diluted EPS    17,979     17,858     17,930     17,861

Reconciliation of Non-GAAP
 EBITDA
Net loss                         $  (1,678) $  (1,525) $  (2,815) $ (65,653)
Plus: interest expense                 871      1,591      3,999      4,148
Plus: benefit for income taxes        (737)      (885)    (1,318)    (6,768)
Plus: depreciation and
 amortization                        1,364      1,838      6,280      7,566
Plus: non-cash stock based stock
 compensation expense                  164        122        893        888
Plus: goodwill and intangible
 impairment(4)                           -          -          -     69,796
Plus: permitted add-backs (1)          951        559      2,637        623
                                  --------   --------   --------   --------
  Adjusted EBITDA                $     935  $   1,700  $   9,676  $  10,600
                                  --------   --------   --------   --------

Reconciliation of Adjusted EPS
Net loss                         $  (1,678) $  (1,525) $  (2,815) $ (65,653)
Plus: permitted add-backs (2)          648        395      1,796        440
Plus: unamortized deferred
 financing costs(3)                      -          -        230          -
Plus: goodwill and intangible
 impairment (4)                          -          -          -     63,796
Plus: loss on certain close-out
 sales in January & February             -          -         99          -
                                  --------   --------   --------   --------
Adjusted Net loss                $  (1,030) $  (1,130) $    (690) $  (1,417)
                                  --------   --------   --------   --------

Adjusted loss per diluted share  $   (0.06) $   (0.06) $   (0.04) $   (0.08)

(1) Permitted add-backs consist of items that the Company is permitted to add-back to the calculations of consolidated EBITDA under its loan agreements. Permitted add-backs for the the three months ended December
 31, 2013 consisted of severance costs ($624), Board Fees ($119), special projects ($79), Carter's related charges ($107), and losses on certain
 Carter's close-out sales ($22). Permitted add-backs for the twelve months ended December 31, 2013 consisted of severance costs ($810), Board Fees
 ($384), Disney related scrap ($337), special projects ($276), consulting fees ($242), losses on certain Disney close-out sales ($203), losses on certain Carter's close-out sales ($178), Carter's related charges ($107), and loss on certain Prodigy sales ($100). Permitted add-backs for the three months ended December 31, 2012 consisted of consulting fees ($420), refinancing fees ($102), and bank fees ($37). Permitted add-backs for the twelve months ended December 31, 2012 consisted of consulting fees ($484), refinancing fees ($102), and bank fees ($37).

(2) Permitted add-backs consist of items that the Company is permitted to add-back to the calculations of consolidated EBITDA under its loan agreements. Permitted add-backs for the the three months ended December
 31, 2013 consisted of severance costs (Gross $624/Net $425), Board Fees
 (Gross $119/Net $81), special projects (Gross $79/Net $54), Carter's related charges (Gross $107/Net $73) and losses on certain Carter's close-
 out sales (Gross $22/Net $15). Permitted add-backs for the twelve months ended December 31, 2013 consisted of severance costs (Gross $810/Net
 $552), Board Fees (Gross $384/Net $262), Disney related scrap (Gross
 $337/Net $229), special projects (Gross $276/Net $188), consulting fees
 (Gross $242/Net $165), losses on certain Disney close-out sales (Gross
 $203/Net $138), losses on certain Carters close-out sales (Gross $178/Net
 $121), Carter's related charges (Gross $107/Net $73), and loss on certain
 Prodigy sales (Gross $100/Net $68). Permitted add-backs for the three months ended December 31, 2012 consisted of consulting fees (Gross
 $420/Net $297), refinancing fees (Gross $102/Net $72), and bank fees
 (Gross $37/Net $26). Permitted add-backs for the twelve months ended
 December 31, 2012 consisted of consulting fees (Gross $484/Net $342), refinancing fees (Gross $102/Net $72), and bank fees (Gross $37/Net $26).

(3) Write off of unamortized deferred financing costs for Bank of America retired loan, (Gross $338/Net $230).

(4) The intangible asset impairment charge in the third quarter of 2012 has been retrospectively adjusted to properly state the interim periods within the fiscal year ended December 31, 2012 (Gross $69,796/Net $63,796).

                             Summer Infant, Inc.
                         Consolidated Balance Sheet
                    (amounts in thousands of US dollars)

                                                      December     December
                                                      31, 2013     31, 2012
                                                    (unaudited)
Cash and cash equivalents                          $      1,573 $      3,132
Trade receivables, net                                   34,574       45,299
Inventory, net                                           38,378       49,823
Property and equipment, net                              14,796       16,834
Other intangibles, net                                   21,575       21,556
Other assets                                              4,471        3,676
                                                    -----------  -----------
  Total assets                                     $    115,367 $    140,320
                                                    =========== ============

Accounts payable and accrued expenses              $     31,730 $     37,138
Current portion of long-term debt                         1,962          770
Long term debt, less current portion                     47,756       64,767
Other long term liabilities                               3,289        3,498
Deferred tax liability                                    3,140        4,194
                                                    -----------  -----------
  Total liabilities                                      87,877      110,367

Total stockholders' equity                               27,490       29,953
                                                    -----------  -----------
  Total liabilities and stockholders' equity       $    115,367 $    140,320
                                                    ===========  ===========

Contact:

Paul Francese
Chief Financial Officer
Summer Infant, Inc.
(401) 671-6572

or

David Calusdian
Sharon Merrill Associates, Inc.
(617) 542-5300
SUMR@investorrelations.com